Exhibit 10.01

EQUITY PURCHASE AGREEMENT

dated as of February 20, 2014

by and between

WESTERN STANDARD ENERGY CORP.,

DOMINOVAS ENERGY, LLC

and

THE MEMBERS OF DOMINOVAS ENERGY, LLC

TABLE OF CONTENTS

i

ii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 20, 2014, by and between Western Standard Energy Corp., a Nevada corporation (“Western”), Dominovas Energy, LLC, a Delaware limited liability company ( the “Company”), and all of the Members of the Company (the “Members”).

WITNESSETH:

WHEREAS, the Members collectively own good and marketable record title to, and all beneficial interest in, 45,000,000 Company Units (as such term is defined in the LLC Agreement) of the Company, including 22,500,000 Company Voting Units (as such term is defined in the LLC Agreement) and 22,500,000 Company Non-Voting Units (as such term is defined in the LLC Agreement), and constituting all of the Company interests (as such term defined in the LLC Agreement) and all of the equity interests in the Company (collectively, the “Securities”); and

WHEREAS, the Board of Directors of Western, the Company and the Members have determined that it is in the best interests of Western, the Company, the shareholders of Western, and the Members, for Western to purchase, and for the Members to sell, all of the Securities, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1   Definitions.  Each capitalized term used, and not otherwise defined herein, shall have the meaning ascribed thereto in Section 7.17 of this Agreement.

Section 1.2   Purchase and Sale.  At the Closing, upon and subject to the terms and conditions set forth in this Agreement, the Members shall sell, assign and transfer the Securities to Western, and Western shall purchase the Securities from the Members. It is the intention of the parties that, immediately after the Effective Time, Western shall own all of the Securities, which constitute all of the equity interests in the Company.

Section 1.3   Purchase Price.  Except as otherwise provided in this Agreement, including Section 1.4 and Section 1.5 hereof, (a) the aggregate purchase price for the Securities (the “Purchase Price”) shall be Forty-Five Million (45,000,000) shares of the common stock of Western, par value $0.001 per share (“Western Stock”), and (b) each Member holding Securities as of the Effective Time shall have the right to receive one share of Western Stock for each Company Unit (as such term is defined in the LLC Agreement) held by such Member at the Effective Time.

Section 1.4   No Fractional Shares.  No certificates or scrip representing a fractional share of Western Stock shall be issued upon the delivery of the Securities to Western; no dividend or distribution with respect to Western Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Western.

Section 1.5   Withholding.  Western shall be entitled to deduct and withhold from the consideration otherwise payable to any Member pursuant to this Agreement or the transactions contemplated hereby such amounts as Western or any Affiliate of Western is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Western, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Member in respect of whom such deduction and withholding were made by Western.

Section 1.6   Allocation of Purchase Price.

(a)           In accordance with IRS Revenue Ruling 99-6, the sale of the Securities by the Members to Western shall be treated as (i) a sale of partnership interests by the Members and (ii) an acquisition of all the assets of the Company immediately following a deemed liquidating distribution of such assets to the Members.  The parties agree to allocate the Purchase Price among the individual assets of the Company as set forth on the Allocation Schedule attached hereto as Exhibit A (the “Allocation Schedule”).  Western, the Company and the Members shall file all income Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation and shall take no position contrary thereto unless required to do so by applicable Requirements of Law.

(b)           The parties will revise the Allocation Schedule from time to time to the extent necessary to reflect any indemnification payment made hereunder or any other post-Closing payment made pursuant to or in connection with this Agreement.

Section 1.7   Delivery of Certificates for Securities.

(a)           At the Closing, the Members shall deliver to Western any existing certificates representing the Securities accompanied by duly executed powers of attorney, or, in the case of uncertificated Securities, membership interest assignments with respect to the Securities.

(b)           At the Closing, Western shall deliver to each Member a certificate representing the number of shares of Western Stock such Member is entitled to receive pursuant to this Article 1.

Section 1.8   Western Board of Directors.

(a)           The Board of Directors of Western shall elect Neal Allen and Spero Plavoukos as directors of Western, to serve as directors until the next annual meeting of the shareholders of Western.

(b)           The Nominating Committee of the Board of Directors of Western shall nominate Neal Allen, Spero Plavoukos, Dallas Gray, Darren Jacklin, and independent directors selected by the Nominating Committee, in each case for election to the Board of Directors of Western at the next annual meeting of the shareholders of Western, provided each such person (i) consents to being named as a director in the proxy statement of Western for such annual meeting and to serving as a director of Western, (ii) provides such information relating to such Person as is required to be disclosed in such proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) with respect to the independent directors, qualifies as an independent director under the policy established by the Board of Directors of Western for determining director independence. The Board of Directors of Western shall recommend to the stockholders of Western that they vote for the election of each such person as a director of Western in such proxy statement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members jointly and severally represent and warrant to Western that the statements contained in this Article 2 are correct and complete as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date.

Section 2.1   Corporate Organization.  The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is not delinquent in filing any reports required to be filed in order to maintain its existence. The Company has the limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.

Section 2.2   Subsidiaries.  The Company has no Subsidiaries, and does not own any capital stock, membership interest or any other equity interest in any Person.

Section 2.3   Corporate Affairs.

(a)           The Members have made available to Western correct and complete copies of the Certificate of Formation and the LLC Agreement of the Company. The Company has made available to Western all of the minute books containing the records of the meetings of the Members of the Company. The minute books of the Company reflect all of the material actions taken by the Members of the Company. The Company has made available the ledger of membership interests in the Company.

(b)           The minute books and Company interest ledgers of the Company accurately and completely list and describe all issuances, transfers and cancellations of equity interests in the Company.

Section 2.4   Capitalization.

(a)           The Securities (i) constitute all of the equity interests in the Company and all of the authorized Company interests (as such term is defined in the LLC Agreement), and (ii) consist of 45,000,000 Company Units (as such term is defined in the LLC Agreement) of the Company, including 22,500,000 Company Voting Units (as such term is defined in the LLC Agreement) and 22,500,000 Company Non-Voting Units (as such term is defined in the LLC Agreement). The Members collectively own good and marketable record title to, and all beneficial interest in, the Securities. The Securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with respect to the purchase or issuance of any Securities or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any Securities or any other equity securities of the Company.

(b)           The Securities have not been registered under the Exchange Act in reliance of the exemptions provided by Section 12(g)(2)(G) of the Exchange Act and applicable state securities laws. The Company is in full compliance with the exemption from registration of the Securities under the Exchange Act and applicable state securities laws. The Company and the Members have complied in all material respects with the requirements of the Exchange Act and all applicable state securities laws in connection with any purchases of Securities, or offers to purchase Securities, made by the Company or any Member.

Section 2.5   Authority; No Violation; Consents and Approvals.

(a)           The Company has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all of the Members of the Company. No other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Western and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Formation or the LLC Agreement of the Company, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound or affected.

(c)           No consents or approvals of or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by the Company and the Members of this Agreement or the consummation by the Company and the Members of the transactions contemplated by this Agreement.

(d)           No Member of the Company shall have any pre-emptive rights under applicable law with respect to, or as a result of, the transactions contemplated by this Agreement.

Section 2.6   Financial Statements; Financial Reporting.

(a)           The Company has delivered to Western true, correct and complete copies of the unaudited balance sheet of the Company as of December 31, 2013, and the related unaudited statements of earnings, Members’ equity and cash flows of the Company for the period ended December 31, 2013. The Members shall deliver to Western, no later than sixty (60) days after the Closing Date, true, correct and complete copies of the audited balance sheet of the Company as of the Closing Date, and the related audited statements of earnings, Members’ equity and cash flows of the Company for the period ended on the Closing Date. Such unaudited balance sheet fairly presents, and such audited balance sheet shall fairly present, the financial condition, assets, liabilities and Members’ equity of the Company, as of its date; such unaudited statement of earnings and Members’ equity fairly presents, and such audited statement of earnings and Members’ equity shall fairly present, the results of operations of the Company for the periods indicated; and such unaudited statement of cash flows fairly presents, and such audited statement of cash flows shall fairly present, the information purported to be shown therein. The audited and unaudited financial statements referred to in this Section 2.6(a), including all notes and schedules thereto, have been prepared, and shall be prepared, in accordance with generally accepted accounting principles in the United States (“GAAP”), and are, and shall be, in accordance with the books and records of the Company, which books and records are correct and complete in all material respects.

(b)           The Company maintains accurate books and records reflecting its assets and liabilities, and maintains effective internal controls to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements of the Company. Neither the accountants for, nor the officers of the Company, have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(f) and 15d-15(d) of the Exchange Act) of the

Company which could adversely affect its ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of the Company.

(c)           At the dates of the aforementioned balance sheets, the Company did not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP, not fully or properly reflected or reserved against in such balance sheet, or in any notes thereto.

(d)           The Company is not a party and has never been a party to any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

(e)           The books and records of the Company (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of the Company and all contracts and other transactions to which the Company is or was a party or by which the Company or any of its businesses or assets is or was affected.

Section 2.7   Broker’s Fees.  Neither the Company nor any Member has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 2.8   Absence of Certain Changes or Events.

(a)           Since the formation of the Company, it has not suffered any strike, work stoppage, slowdown, or other labor disturbance.

(b)           Since the formation of the Company, there has not been: (i) any Material Adverse Effect on the Company; (ii) any material change in any method of accounting or accounting principles or practice by the Company; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company; (iv) any declaration or payment of any dividends or distribution of any kind in respect of any equity interest of the Company; (v) any sale or transfer or cancellation of any of the assets, properties, or claims of the Company, except in the ordinary course of business; or (vi) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of the Company; or (vii) any material amendment to or termination of any material contract, agreement, instrument or license to which the Company is a party.

Section 2.9   Legal Proceedings and Judgments.

(a)           The Company is not a party to any, and there are no pending or threatened, legal, administrative, arbitral or other inquiries, proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory or SRO investigations of any nature (including noncontractual claims, bad faith claims and claims against the Company, its business or assets, any assets of any other Person which are used in the business or operations of the Company, any Members, directors or officers of the Company, in their respective capacities as Members, directors or officers, or the transactions contemplated by this Agreement, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims, bad faith claims and claims against the Company, or the assets of the Company.

(c)           No breach of contract, breach of fiduciary duties under ERISA, bad faith, breach of warranty, tort, negligence, infringement, fraud, discrimination, wrongful discharge or other claim of any nature has been asserted or threatened against the Company.

(d)           No legal, administrative, arbitral or other inquiries, proceedings, claims, actions or governmental or regulatory or SRO investigations alleging violations of Federal or state securities laws (including the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) have been filed against the Company or any Member, director or officer of the Company in their capacities as a Member, director or officer, and not dismissed with prejudice.

Section 2.10   Taxes and Tax Returns.

(a)           As used in this Agreement: “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, goods and services, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon). “Tax Return” or “Tax Returns” means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed, or required to be filed, by any Person or any subsidiary of such Person with the Internal Revenue Service (“IRS”) or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

(b)           The Company and each Member has duly filed all Tax Returns required to be filed by such Person on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of its properties, income, business, equity interests, premiums, franchises, licenses, sales and payrolls), and has provided true, correct and complete copies of all such Tax Returns to Western. Neither the Company nor any Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or tax assessment or deficiency other than extensions that are automatically granted by the taxing authorities upon filing an application therefor. The unpaid Taxes of the Company, and the unpaid Taxes of the Members with respect to the Company, do not in the aggregate exceed any reserve for tax liability set forth on the unaudited balance sheet described in Section 2.6(a) of this Agreement as adjusted for the passage of time through the Closing Date. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Member does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(c)           There is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any Member in respect of any material Tax. The Company, in connection with amounts paid or owed to any employee, independent contractor, creditor, Member or other Person has complied with applicable tax withholding in all material respects. The Company has reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, Member or other Person as required by applicable law.

(d)           There are no Tax Liens upon any property or assets of the Company or any Member except Liens for current Taxes not yet due. The Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method. The Company has not entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. The Company has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. The Company is not liable for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) or by contract, as a successor or otherwise. The Company has never been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e)           No amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any Member, employee, officer, or director of the Company or any of its affiliates who is a “Disqualified Individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or the Company Benefit Plan currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)           There is no dispute or claim concerning any Tax liability of the Company. No Tax Returns of the Company have been audited by the taxing authority with whom they were filed. The Company has made available to Western correct and complete copies of all federal income tax returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, the Company.

Section 2.11   Employee Plans; Labor Matters.

(a)           The Company does not maintain any Employee Plan for employees of the Company (a “Company Employee Plan”), stock option plan, stock purchase plan or non-qualified deferred compensation plan. The Company does not maintain or contribute to, or have any ongoing obligation or liability whatsoever with respect to: (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self-insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees of the Company. The Company has not made or entered into any written or oral agreement, arrangement, commitment, or understanding to create any Company Employee Plan.

(b)           There is no claim or Proceeding pending with respect to, involving or threatened against any the Company Employee Plan.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer or employee of the Company from the Company or under any the Company Employee Plan or otherwise; (ii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i) or (ii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); or (iii) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.

(d)           The Company does not have any direct or indirect material liability or obligation under any Company Employee Plan. There are no funded benefit obligations under any the Company Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations.

(e)           No assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.

Section 2.12   Employees.

(a)           The Members have made available to Western a true and correct list of the names of the employees of the Company, their birth dates, hire dates, compensation rates, name of employer and capacity in which employed, and accrued vacation and sick leave, if any. Except for any limitations of general application which may be imposed under applicable employment laws, the Company has the right to terminate the employment of any of its employees at will and without payment to such employees.

(b)           The Company is in compliance, in all material respects, with all applicable ordinances or other laws, orders, and regulations regarding labor and employment and the compensation therefor, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including, without limitation, wage and hour laws; workplace safety laws; workers’ compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 206d, as amended, the Portal-to-Portal Pay Act of 1947, 29 U.S.C. § 255 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended and 42 U.S.C. § 1981, as amended; the Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. § 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act — Handicap Bias, 38 U.S.C. § 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended). No action or investigation has ever been instituted or is threatened to be conducted by any state or federal agency regarding any potential violation by the Company of any laws, orders, ordinances and regulations regarding labor and employment or the compensation therefor (including, without limitation, any of the aforementioned statutes).

(c)           The Company has never been a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by the Company. The Company does not know of any activities or proceedings of any labor union to organize any employees of the Company. No officer of the Company has indicated to any Member or officer of the Company an intention to terminate his employment.

(d)           The Company has complied with all applicable notice provisions of and has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There is no action, claim, cause of action, suit or proceeding pending or threatened, on the part of any employee, independent contractor or applicant for employment, including any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability. All sums due from the Company for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and all benefits under any the Company Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. No person treated as an independent contractor by the Company is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

(e)           The Company has never effectuated (i) a “plant closing”, as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) a “mass layoff”, as defined in the WARN Act; or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

Section 2.13    Compliance with Applicable Law.

(a)           The Company holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to, and has complied in all material respects with, and is not in default in any respect under any, and has maintained and conducted its business in all respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and guidelines.

(b)           The Company is not subject to any cease-and-desist or other order issued by, and is not a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by, and has not been a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority that: (i) limits the ability of the Company to conduct any line of business, (ii) requires divestiture of any investment of the Company, (iii) is in any manner related to the ability of the Company to pay or declare dividends or distributions, or (iv) restricts in any material respect the conduct of the business of the Company (each, a “Company Regulatory Agreement”), nor has the Company been advised by any Governmental Authority that it is considering issuing or requesting any Company Regulatory Agreement. The Company has not directly or indirectly, engaged in any activity prohibited by applicable law.

(c)           There is no pending or threatened charge by any Governmental Authority that the Company has violated any applicable laws, rules or regulations, nor any pending or threatened investigation by any Governmental Authority with respect to possible violations of any applicable laws, rules or regulations.

(d)           There are no contracts, real estate leases, loans, guarantees or other arrangements or transactions of any nature between the Company, on the one hand, and any of its Members, officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC), on the other hand. The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any Member, director or officer (or equivalent thereof) of the Company, except for advancement of expenses incurred in the performance of business for the Company.

(e)           Neither of the Company nor any of its Members, directors or officers, employees, agents or representatives has: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of the Company, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vii) made any material favor or gift which is not deductible for federal income tax purposes. No Member, director or officer of the Company has engaged in any “insider trading” in violation of applicable law with respect to any security issued by the Company.

Section 2.14   Contracts.

(a)           “Company Contract” means all contracts, agreements, arrangements, commitments, or understandings (whether written or oral) that the Company is a party to or bound by: (i) with respect to the employment of any Members, directors, officers or employees of the Company; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Company, Western, or any of their respective Affiliates to any Member, director, officer or employee of any such Person; (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company to be performed after the date of this Agreement; (iv) that concerns a partnership or joint venture that is not consolidated with the Company for financial reporting purposes; (v) the purpose of which is to limit the ability of the Company to compete with respect to any product, service or territory; (vi) that is in the nature of a collective bargaining agreement, employment agreement, consulting agreement or severance agreement that is not cancelable by the Company without penalty or compensation on thirty (30) days’ notice or less; (vii) that provides for any payment to a Member, director, officer or employee of the Company; (viii) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (ix) that provides for  the furnishing of goods or services to, or receipt of goods or services by, the Company, under which payments in excess of $10,000 or that has a non-cancelable term in excess of one (1) year.

(b)           The Members have previously made available to Western true and correct copies of all Company Contracts.

(c)           Each Company Contract is in full force and effect (except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable against the Company and, the other party thereto in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by the Company or any other party under any Company Contract. The Company has not received written or oral notice of any default, offset, counterclaim or defense under any Company Contract. No condition has arisen and no event has occurred that, with the passage of time or the giving of notice, would constitute a default or breach by the Company or any other party under the terms of any Company Contract. All security deposits, reserve funds, and other sums and charges that have become due and payable under any Company Contract have been paid in full. No party has repudiated any provision of any Company Contract.

Section 2.15   Intellectual Property.

(a)           The Company owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. As used in this Agreement, “Intellectual Property” means all trademarks, service marks, logos, domains and domain names, trade names and corporate and company names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software, data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium).

(b)           The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of third parties. Neither the Company, nor any of its Members, directors, officers or employees, in their respective capacities as Members, directors, officers or employees, has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of the Company.

(c)           The Members have made correct and complete copies available to Western of all such licenses, sublicenses, agreements and permissions (as amended to date) with respect to any Intellectual Property used by the Company that is owned by third party. With respect to each such item of Intellectual Property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding and enforceable against the Company and against the third party thereto, and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable against the Company and the third party thereto, and in full force and effect on identical terms on and after the Closing Date; (iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to any sublicense, the representations and warranties set forth in (i) through (iv) above are true and correct with respect to the underlying license; and (vi) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(d)           The Company owns, and shall, from and after the Effective Time shall own, all right, title and interest in and to the name Dominovas Energy, LLC and all Intellectual Property related thereto.

Section 2.16   Real Property; Environmental Liability.

(a)           The Company does not own any right, title or interest (including any leasehold interest) in any real property.

(b)           The Company is and has been in compliance with all Environmental Laws and all Environmental Permits. There are no legal, administrative, arbitral or other Proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on the Company, or that could reasonably be expected to result in the imposition on the Company of, any Liability or obligation arising under any Environmental Law. There is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law. For purposes of this Section 2.16, the “Company” includes any Person that is, in whole or in part, a predecessor of the Company.

Section 2.17   Personal Property.

(a)           None of the personal property owned by the Company is subject to, or as of the Closing Date will be subject to, any Lien.

(b)           The Company is not party to any personal property lease that is not cancelable upon ninety (90) days’ notice without penalty and has monthly rent that exceeds $1,000.

Section 2.18   Investment Company.  The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.19   Accuracy of Information Supplied.  None of the representations and warranties made by the Members in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents made available to Western in connection with the transactions contemplated hereby are accurate and complete in all respects.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF WESTERN

Western represents and warrants to the Company that the statements contained in this Article 3 are correct and complete as of the, except to the extent such representations and warranties speak as of an earlier date.

Section 3.1   Corporate Organization.

(a)           Western is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Western has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified can be cured without a Material Adverse Effect on Western.

(b)           Western has made available to the Company correct and complete copies of the Certificate of Incorporation and Bylaws of Western. Western has made available to the Company all of the minute books containing the records of the meetings of the shareholders, Board of Directors and any committee of the Board of Directors of Western, except for information subject to confidentiality agreements with third parties.

(c)           The books and records of Western (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of Western and all contracts and other transactions to which Western is or was a party or by which Western its business or assets is or was affected.

Section 3.2   Capitalization. The authorized capital stock of Western consists of 200,000,000 shares of Western Stock. 45,000,000 shares of Western Stock are issued and outstanding. Up to 5,000,000 shares of Western Stock may be issued pursuant to that certain 2010 Equity Compensation Plan of Western (the “Equity Compensation Plan”), but no shares of Western Stock are issued and outstanding pursuant to the Equity Compensation Plan. All of the issued and outstanding shares of Western Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Western does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Western Stock or any other equity securities of Western or any securities representing the right to purchase or otherwise receive any shares of Western Stock or any other equity securities of Western.

Section 3.3   Authority; No Violation; Consents and Approvals.

(a)           Western has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Western. This Agreement has been duly and validly executed and delivered by Western and (assuming due authorization, execution and delivery by the Company and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of Western, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)           Neither the execution and delivery of this Agreement by Western nor the consummation by Western of the transactions contemplated by this Agreement, nor compliance by Western with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of Western or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals described in Section 5.1(b) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Western or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Western under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Western is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Western.

(c)           Except for (i) any consents, authorizations, orders and approvals required under the Securities Act or the Exchange Act, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any SRO, and (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Western Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by Western of this Agreement or the consummation by Western of the transactions contemplated by this Agreement.

Section 3.4   SEC Reports; Financial Statements.

(a)           Western has delivered to the Company (except to the extent available on the SEC’s web site through the Electronic Data Gathering, Analysis, and Retrieval database (“EDGAR”) two (2) days prior to the date of this Agreement) copies in the form filed with the SEC of (i) Western’s Annual Reports on Form 10-K for each fiscal year of Western commencing after December 31, 2011 (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Western commencing after December 31, 2011, (iii) all proxy statements relating to Western’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since January 1, 2012, and (iv) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the SOX with respect to any report referred to in clause (i) or (ii) of this sentence (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) of this sentence together with any and all amendments thereto are, collectively, the “Western SEC Reports” and, to the extent available on the SEC’s web site through EDGAR, are, collectively, the “Western Filed SEC Reports”).

(b)           Western SEC Reports did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           Western has established and maintains disclosure controls and procedures (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Neither the auditors of Western nor the Board of Directors of Western have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(f) and 15d-15(d) of the Exchange Act) of Western which could adversely affect Western’s ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of Western. Since the date of the most recent evaluation of such internal controls over financial reporting and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect internal controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d)           Since January 1, 2012, each Western Filed SEC Report which included financial statements was accompanied by the certifications of Western’s principal executive officer and principal financial officer as required under Sections 302 and 906 of SOX.

(e)           The financial statements of Western included in Western SEC Reports (including the related notes) complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were or will be prepared in accordance with GAAP during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of Western at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(f)           Western maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Western and to maintain accountability for the consolidated assets of Western; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(g)           There are no securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by Western since January 1, 2012.

Section 3.5   Broker’s Fees.  Western has not employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.6   No Investment Company.  Western is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.7   Accuracy of Information Supplied.  None of the representations and warranties made by Western in this Agreement, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents made available to Western in connection with the transactions contemplated hereby are accurate and complete in all respects.

ARTICLE 4

COVENANTS AND AGREEMENTS

Section 4.1   Employee Plans.  It is understood that Western is an “at-will” employer. Nothing in this Agreement shall be interpreted as preventing Western from terminating the employment of any individual or from amending, modifying or terminating any of its Employee Plans, or any Company Employee Plan, or any benefits under any of its Employee Plans or any Company Employee Plan, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. Notwithstanding anything herein to the contrary, any payments made to the Company Employees in connection with this Agreement shall be subject to withholding required by applicable federal, state and local taxing authorities.

Section 4.2   Advice of Changes.

(a)           Each party hereto shall give prompt notice to the other parties as soon as practicable after such party has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause such party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect, or (ii) any failure on such party’s part or any of its Members, directors, officers, managers, employees, representatives or agents to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

(b)           The provisions of this Section 4.2 and any notices by Western on the one hand, and the Company on the other, shall not be deemed in any way to constitute a waiver by the other parties of the conditions set forth in Article 5 of this Agreement or any of the remedies under Article 6 of this Agreement, nor shall any such notices cure any breach of any representation or warranty which is inaccurate.

Section 4.3   Additional Agreements.

(a)           If any further action is necessary or desirable to carry out the purposes of this Agreement or the consummate the transactions contemplated hereby, each party to this Agreement and the Members, directors and officers of such party shall take all such necessary action as may be requested by Western.

(b)           Prior to the Effective Time, neither the Company nor any Member shall acquire, directly or indirectly, beneficial or record ownership of any shares of Western Stock or other equity securities of Western, or any securities convertible into or exercisable for any shares of Western Stock or other equity securities of Western.

Section 4.4   Negotiations with Other Parties.

(a)           So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, the Company and the Members shall not authorize or knowingly permit any of their respective Affiliates, officers, employees, agents or representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than Western (a “Potential Acquiror”) concerning any Acquisition Proposal. The Company and the Members will promptly inform Western of any serious, bona fide inquiry the Company or any Member may receive with respect to any Acquisition Proposal and shall furnish to Western a copy thereof.

(b)           As used in this Agreement, “Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than Western, would acquire or participate in a merger or other business combination involving the Company, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than Western, would acquire the right to vote 10% or more of the Securities or other equity interests of the Company; (iii) any acquisition of 10% or more of the assets of the Company; (iv) any acquisition in excess of 10% of the Securities or other equity interests of the Company other than as contemplated by this Agreement; or (v) any transaction similar to the foregoing.

Section 4.5   Reservation of Shares.  Western agrees to reserve a sufficient number of shares of Western Stock to fulfill its obligations under this Agreement.

Section 4.6   Non-Competition; Non-Solicitation and Confidentiality.

(a)           Non-Competition.  Each Member covenants and agrees, in further consideration of the Purchase Price and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), that during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the "Non-Compete Period"), such Member shall not, and shall cause its Affiliates not to, directly or indirectly, own any interest in, operate, manage, join, control, finance, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, equity holder, partner, member, agent, associate, principal, creditor, representative or in any other capacity, any Person engaged either directly or indirectly in the production, marketing, distribution, operation or maintenance of any fuel cells or any facility using fuel cells to produce electrical power (each and collectively, a "Competitive Business") anywhere in the world (the "Restricted Territory").  Notwithstanding the foregoing, a Member shall not be prohibited from being a passive owner of not more than 2% of the outstanding shares of any publicly-held Competitive Business that has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through an automated quotation system of a registered securities association so long as such Member does not have active participation in the business of such Competitive Business.

(b)           Non-Solicitation.  Each Member covenants and agrees that, without the prior written consent of Western, during the Non-Compete Period, such Member shall not, directly or indirectly, contact, approach or solicit for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by Western or the Company. Each Member agrees that such Member shall not take any action that would reasonably be expected to interfere with or damage the business relationships of Western or Dominovas with its employees, customers, suppliers, distributors, brokers or other material business relations.

(c)           Confidentiality.  Each Member shall treat and hold as confidential any information concerning the Company or its assets or business that is not generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information, and deliver promptly to Western, at the request and option of Western, all tangible embodiments (and all copies) of the Confidential Information which are in such Member’s possession or under such Member’s control.  In the event that any Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Member shall notify Western promptly of the request or requirement so that Western may seek an appropriate protective order or waive compliance with the provisions of this Section 4.6(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, a Member is, on the advice of counsel, compelled to disclose any Confidential Information to any court of competent jurisdiction or else stand liable for contempt, such Member may disclose the Confidential Information to such court; provided that such Member shall use the best efforts of such Member to obtain, at the request of Western, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Western shall designate.

(d)           Name. Each Member covenants and agrees that (i) the Company owns, and shall, from and after the Effective Time shall own, all right, title and interest in and to the name Dominovas Energy, LLC and all Intellectual Property related thereto, and (ii) such Member shall not, and shall cause its Affiliates not to, directly or indirectly, at any time prior to or after the Effective Time, use such name or any Intellectual Property related thereto in any way. If, at any time prior to or after the Effective Time, any further action is necessary or desirable to convey to the Company all right, title and interest in and to the name Dominovas Energy, LLC and all Intellectual Property related thereto, including, without limitation, under the laws of the State of Delaware and the State of Nevada, the Members take all such necessary action as may be requested by Western.

(e)           Remedy for Breach.  Each Member acknowledges and agrees that in the event of a breach of any of the provisions of this Section 4.6, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, Western and its successors or assigns may, in addition to other rights and remedies existing in any such Person’s favor, apply to any court of law or equity of competent jurisdiction for specific performance and injunctive and other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(f)           Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.6 is invalid or unenforceable, each of the parties hereto agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Without limiting the generality of the foregoing, if a court of competent jurisdiction determines that the time period for the restriction is unenforceable because it is too long, the time period shall be for the longest of the following periods that the court determines is reasonable under the circumstances:  4 years, 3 years, 2 years, 1 year, 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the Closing Date.

(g)           Acknowledgment.  Each Member acknowledges and agrees that (i) the restrictions contained in this Section 4.6 are reasonable in all respects (including with respect to subject matter, time period and geographical area) and are necessary to protect Western's interest in, and value of, the Company and its assets and business (including the goodwill inherent therein) and (ii) Western would not have consummated the transactions contemplated by this Agreement without the restrictions contained in this Section 4.6.

Section 4.7   Audited Financial Statements.  As provided in Section 2.6(a) of this Agreement, the Members shall deliver to Western, no later than sixty (60) days after the Closing Date, true, correct and complete copies of the audited balance sheet of the Company as of the Closing Date, and the related audited statements of earnings, Members’ equity and cash flows of the Company for the period ended on the Closing Date.

ARTICLE 5
CONDITIONS PRECEDENT

Section 5.1   Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof (not including periods to file an appeal) shall have expired, without the imposition of any condition which in the reasonable judgment of Western is materially burdensome upon Western (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the “Requisite Regulatory Approvals”).

(b)           No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

Section 5.2   Conditions to Obligation of Western. The obligation of Western to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver by Western at or prior to the Effective Time of the following conditions:

(a)           This Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the Members of the Company entitled to vote thereon.

(b)           The Company and each Member shall have performed in all material respects all material obligations required to be performed by such Persons under this Agreement at or prior to the Closing Date.

(c)           The representations and warranties of the Members contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date).

(d)           The condition (financial or otherwise), business, net worth, operations, assets, properties, liabilities, results of operations or future prospects of the Company shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which is reasonably likely to result in a Material Adverse Effect on the Company before or after the Closing Date.

(e)           No legal, administrative, arbitral or other inquiry, proceeding, claim or action (each, a “Proceeding”) shall have been initiated by any governmental or regulatory authority or SRO alleging violations of Federal or state securities laws (including the Securities Act and the Exchange Act) by the Company or any Member, director or officer of the Company.

(f)           The Company and the Members shall have delivered to Western such other certificates and instruments as Western may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to Western under this Agreement shall be reasonably satisfactory to Western.

Section 5.3   Conditions to Obligation of the Company. The obligation of the Company and the Members to consummate the transactions contemplated by this Agreement is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Western shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(b)           The representations and warranties of Western contained in this Agreement shall be true and correct on and as of the Closing Date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date).

(c)           No legal, administrative, arbitral or other inquiry, proceeding, claim, or action shall have been initiated by any governmental or regulatory authority or SRO alleging violations of Federal or state securities laws (including the Securities Act and the Exchange Act) by Western or any director or officer of Western.

(d)           Western shall have delivered to the Company such other certificates and instruments as the Company may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to the Company under this Agreement shall be reasonably satisfactory to the Company.

ARTICLE 6
INDEMNIFICATION

Section 6.1   Survival Period.

(a)           All representations, warranties, agreements, covenants and obligations made or undertaken by the Members in this Agreement are, whether specified as such or not, the joint and several representations, warranties, agreements, covenants and obligations of the Members, are material, have been relied upon by Western, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party; and, as to the representations and warranties, shall terminate or expire on the second (2nd) anniversary of the Closing Date, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any Proceeding brought in respect of such representations and warranties prior to the termination or expiration of such two (2)-year period.  Notwithstanding the above, the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.11, 2.15, 2.16 and 2.18 of this Agreement shall terminate or expire only upon the termination or expiration of all applicable statutes of limitation.

(b)           All representations, warranties, agreements, covenants and obligations made or undertaken by Western in this Agreement are material, have been relied upon by the Members, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party; and, as to the representations and warranties, shall terminate or expire on the second (2nd) anniversary of the Closing Date, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any Legal Proceeding brought in respect of such representations and warranties prior to the termination or expiration of such two (2) year period.  Notwithstanding the above, the representations and warranties contained in Sections 3.1, 3.2 and 3.3 shall terminate or expire only upon the termination or expiration of all applicable statutes of limitation.

Section 6.2   Indemnification for the Benefit of Western.  Subject to the limitations contained in this Article 6, the Members shall, jointly and severally, defend, indemnify and hold Western (and, after the Closing, the Company), any Affiliate of Western (and, after the Closing, the Company), and their respective shareholders, directors, officers, employees, agents, successors and assigns (collectively, the “Western Indemnified Parties”), harmless from and against any and all Liabilities and Losses incurred by the Western Indemnified Parties, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

(a)           any breach of a representation or warranty of any Member contained in this Agreement;

(b)           any breach of any covenant or obligation of any Member contained in this Agreement; and

(c)           any failure of the Members to convey good title to all of the Securities to the Western at the Closing free and clear of all Liens.

Section 6.3   Indemnification for the Benefit of the Members.  Subject to the limitations contained in this Article 6, Western shall defend, indemnify and hold the Members and their respective heirs, beneficiaries, agents, successors in interest and assigns (collectively, the “Member Indemnified Parties”), harmless from and against any and all Losses asserted against, imposed upon or incurred by the Member Indemnified Parties, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

(a)           any breach of a representation or warranty of Western contained in this Agreement; and

(b)           any breach of any covenant or obligation of Western contained in this Agreement.

Section 6.4   Matters Involving Third Parties.

(a)           If any Person other than a party to this Agreement or an Affiliate of a party to this Agreement notifies any Person that is entitled to seek indemnification pursuant to Sections 6.2 or 6.3 hereof (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a good faith claim for indemnification against any other Person under this Article 6 (the “Indemnifying Party”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)           The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given the Indemnifying Party notice of the Third Party Claim, that the Indemnifying Party shall undertake such defense of the Third Party Claim at its own expense and shall indemnify the Indemnified Party from and against all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)           So long as the Indemnifying Party is conducting the defense of the Third Party Claim in compliance with the conditions of Section 6.4(b), (i) the Indemnified Party may retain separate co-counsel at its cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(d)           If the Indemnified Party reasonably and in good faith determines that any of the conditions in Section 6.4(b) above ceases to be satisfied, (i) the Indemnified Party shall thereafter have the sole right to defend against, and to consent to the entry of any judgment or to enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 6.

Section 6.5   Indemnification Payments.

(a)           An Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from a Third Party Claim) for which it is required to indemnify the Indemnified Party under this Article 6, within thirty (30) days after its receipt of notice thereof from the Indemnified Party; and the full amount of any and all Losses resulting from a Third Party Claim for which it is required to indemnify the Indemnified Party under this Article 6, within ten (10) days after final settlement or adjudication thereof; and in each case, thereafter the amount of any such Losses shall bear interest at the rate of interest publicly announced in Atlanta, Georgia from time to time by Bank of America as its prime rate, plus five percent (5%) per annum.

Section 6.6   Other Provisions.

(a)           The Members shall have no right of contribution or other recourse against any of the Western Indemnified Parties for any indemnifiable claims asserted against them by any of the Western Indemnified Parties.

(b)           For purposes of determining whether any of the Members has breached any representation or warranty in this Agreement, any qualification or limitation of a representation or warranty by reference to materiality of matters stated therein or as to matters having or not having a Material Adverse Effect, or words of similar effect, shall be disregarded.

(c)           Any amount paid under this Article 6 shall be treated as an adjustment to the Purchase Price for all income Tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article 6 is determined to be taxable to the Indemnified Party receiving such payment by any Taxing Authority, the Indemnifying Party shall also indemnify such Indemnified Party for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by such Indemnified Party in connection with such Taxes (or any asserted deficiency or Proceeding related to such Taxes).

(d)           Nothing in this Agreement shall restrict or limit any equitable remedies that any Indemnified Party may otherwise have, including, without limitation, any right to seek specific performance, rescission or restitution, or any right of any Indemnified Party to seek the enforcement by any court or arbitrator of any of its awards, judgments or remedies.

ARTICLE 7
GENERAL PROVISIONS

Section 7.1   Closing.  Subject to the terms and conditions of this Agreement, including, without limitation, the satisfaction or waiver of the latest to occur of the conditions set forth in Article 5 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. on the date of this Agreement (the “Closing Date”) in the offices of Barnes & Thornburg LLP, 3475 Piedmont Road NE, Suite 1700, Atlanta, Georgia 30305, unless another time and place is mutually agreed by the parties. The transaction contemplated by this Agreement shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

Section 7.2   Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense.

Section 7.3   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           If to Western or the Company:

Western Standard Energy Corp.
302-1912 Enterprise Way
Kelowna, British Columbia
Canada V1V 9S9
Attention:  Dallas Gray and Harold Schneider

with a copy to:

Barnes & Thornburg LLP
Prominence in Buckhead
3475 Piedmont Road, N.E., Suite 1700
Atlanta, Georgia  30305-3327
Attention:  Jennifer Moseley

and

(b)           If to any Member:

1395 Chattahoochee Ave.
Atlanta, GA 30318
Attention:  Neal Allen

Section 7.4   Further Assurances. At the request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

Section 7.5   Remedies Cumulative.  Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

Section 7.6   Presumptions.  It is expressly acknowledged and agreed that all parties have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

Section 7.7   Exhibits and Schedules.  Each of the Exhibits and Schedules referred to in, or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

Section 7.8   Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require Western, the Company or any of their respective Affiliates to take any action which would violate any applicable law, rule or regulation.

Section 7.9   Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.10   Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 7.11   Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.12   Extension; Waiver.  At any time prior to the Effective Time, the parties to this Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.13   Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

Section 7.14   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.15   Publicity.  Western shall develop a communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 under the Securities Act or Rule 14a-2, Rule 14a-12 or Rule 14e-2 under the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any SRO, consult with Western for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby.

Section 7.16   Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 7.17   Definitions.  The following terms, as used in this Agreement, have the meanings that follow:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any federal, state, local or foreign law (including common law) treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental

Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“Governmental Authority” means any governmental body, agency, official or authority, domestic, foreign, or supranational, or SRO or other similar non-governmental regulatory body.

“Knowledge” means, with respect to any fact, circumstance, event or other matter is question, the actual knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any Member, director or officer of such party, if used in reference to the Company, Western or any Person that is not an individual.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“Lien” means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of August 10, 2012, by and among the Members of the Company.

“Losses” means, collectively, any and all demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, causes of action, suits, losses, damages, liabilities, costs and expenses (including, without limitation, (i) interest, penalties and reasonable attorneys’ fees and expenses, (ii) reasonable attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, (iii) consultants’ fees and other costs of defense or investigation, and (iv) those costs and expenses expended in cleaning up property to applicable cleanup standards and in attaining written acknowledgement from the appropriate regulatory agency that cleanup is complete).

“Material Adverse Effect” means, with respect to the Company and Western, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) or (insofar as can reasonably be foreseen) prospects (financial or otherwise) of such party; provided that the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the fuel cell or solar energy business in the same general manner and to the same general extent; (ii) any circumstance, change or effect affecting generally the United States or world economy; or (iii) changes in laws, rules or regulations or accounting or actuarial practices which affect both the Company and Western in an equivalent manner.

“Person” means an individual, corporation, general or limited partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company, association, trust or other entity or organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or in which a party has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the SEC) of a majority of the voting stock or other equity interest of such entity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WESTERN STANDARD ENERGY CORP.,
a Nevada corporation

By:
Dallas Gray, President

DOMINOVAS ENERGY, LLC,
a Delaware limited liability company

By:
Neal Allen, President

MEMBERS:

Neal Allen	Spero Plavoukos

Michael Robinson Watkins	Robert Jeffrey Van Cott

Kerry Stewart	Abdoulaye M. Yansane

Carlos Medina	David Wayne Uglow

James Plavoukos	Rita Y.M. Chin

RONNIE ROMERO E P LLC	SPERO, LLC

By:	By:
Ronnie Romero, Manager & Member	Spero Plavoukos, Manager & Member

Roderick Simpson	Phyllis Brown Simpson

Brenda Stewart	John Stewart

David A. Coleman	Shofaetiyah Watson

EXHIBIT A

ALLOCATION SCHEDULE

The parties hereto acknowledge and agree that (i) the fair market value of the Purchase Price is $45,000.00 and (ii) the Purchase Price shall be allocated for tax purposes to and among the Company’s assets as follows:

DESCRIPTION OF ASSETS	ALLOCATED AMOUNT
The Company’s goodwill associated with its assets and business and the value of the Company’s business as a going concern	$45,000.00